EXHIBIT 3.02

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                              QUALITY SYSTEMS, INC.

The undersigned certify that:

1. They are the President and the Secretary, respectively, of Quality Systems, Inc., a California corporation.

2. Article Third of the Articles of Incorporation of this corporation is hereby amended to read in its entirety as follows:

                  THIRD:  This corporation is authorized to issue only one class of shares, to be called "Common Stock." The total number of such shares that this corporation shall have authority to issue is up to Fifty Million (50,000,000), and each such share shall have a par value of one cent ($.01).

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors of this corporation.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California General Corporation Law. The total number of outstanding shares of this corporation entitled to vote with respect to the amendment is 13,124,860. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my/our own knowledge.

Dated: October 5, 2005


                                        /s/ LOU SILVERMAN
                                        ----------------------------------------
                                        Lou Silverman, President


                                        /s/ PAUL HOLT
                                        ----------------------------------------
                                        Paul Holt, Secretary